O’Neill & Taylor PLLC Stephen F.X. O’Neill* Michael H. Taylor**	435 Martin Street, Suite 1010 Blaine, WA 98230 Telephone: (360) 332-3300 Facsimile: (360) 332-2291 E-mail: mht@stockslaw.com

February 27, 2004

TEXADA VENTURES INC.
977 Keith Road
West Vancouver, B.C. Canada V7T 1M6

Attention: Marc Branson, President

Dear Sirs:

RE:	TEXADA VENTURES INC. (the "Company")
- Registration Statement on Form SB-2

We have acted as counsel for Texada Ventures Inc., a Nevada corporation (the "Company"), in connection with the preparation of the Registration Statement on Form SB-2 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the offering of 6,000,000 shares of the Company's common stock.

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement dated February 26, 2004 and the exhibits attached thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact, as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, we are of the opinion that the common stock to be sold by the selling shareholders has been validly issued, fully paid and non-assessable. Our opinion is based on Article 78.211 of the Nevada Revised Statutes, the determination by the board of directors that the board of directors that the purchase price paid for the Shares is adequate and fair consideration and the representation of the Company that the purchase price has been received by the Company for all Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

O'NEILL & TAYLOR PLLC

"Michael H. Taylor"

MICHAEL H. TAYLOR, ESQ.

MHT/dml